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                                                                     Exhibit 8.2
                              26 September, 1996


To:       Southern Investments UK plc
          800 Park Avenue
          Aztec West
          Almondsbury
          Bristol BS12 4SE
          England

Dear Sirs:

          We have acted as legal advisers as to English law to Southern Investments UK plc, a public limited company incorporated under the laws of England and Wales (the "Company"), in connection with the preparation of the registration statement on Form S-1 (Registration No. 333-09033), filed by the Company under the U.S. Securities Act of 1933, as amended, (the "Securities Act") with the U.S. Securities and Exchange Commission (the "Commission") on 29th July, 1996, and the amendments thereto filed by the Company with the Commission on 28th August, 1996 , and 26th September, 1996, respectively (the registration statement as amended being hereinafter referred to as the "Registration Statement"), all in connection with the issue by the Company of U.S. $235,000,000 aggregate principal amount of the Company's Senior Notes due 2006 (the "Senior Notes") to be issued under and governed by an Indenture (the "Indenture") between the Company and the Bankers Trust Company, as trustee (the "Trustee"). The Senior Notes will be represented by a global Note in bearer form (the "Global Note") which will be deposited on issue with Bankers Trust Company, as depositary (the "Book-entry Depositary"), under a deposit agreement (the "Deposit Agreement") between (inter alia) the Company and the Book-Entry Depositary. The Book-Entry Depositary will issue one or more certificateless depositary interests (the "CDIs") with respect to the Senior Notes to The Depository Trust Company ("DTC"), which will then record beneficial interests in the Senior Notes. Beneficial interests in the Senior Notes that will be shown on records maintained in book-entry form by DTC are referred to herein as the Book-Entry Interests. Under certain circumstances as provided for in the Indenture, holders of Book-Entry Interests will be entitled to receive definitive Senior Notes in registered form (the "Definitive Registered Notes") in exchange for their holdings of Book-Entry Interests. References herein to the Senior Notes shall, unless the context otherwise requires, include the Global Note and the Definitive Registered Notes.

          We have examined copies of:

(a)       the Memorandum and Articles of Association of the Company;

(b) a resolution of the Board of Directors of the Company passed on 26th July, 1996;

(c)       the Registration Statement;

(d) a draft dated 20th August, 1996 of the underwriting agreement relating to the Senior Notes (the "Underwriting Agreement") to be entered into by the Company and others;

(e)       a draft dated 24th September, 1996 of the Indenture;

(f) a draft dated 24th September, 1996 of the First Supplemental Indenture (the "First Supplemental Indenture") to be made between the Company and the Trustee including the form of the Global Note;
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To:       Southern Investments UK plc                        26th September 1996
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(g)       a draft dated 23rd September, 1996 of the Deposit Agreement; and

(h) a certificate of the Secretary to the effect that the issue of the Senior Notes will not cause any limit on borrowings to which the Company is subject to be exceeded.

          Our opinion is confined solely to the laws of England.

          The Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Deposit Agreement will be expressed to be governed by the laws of the State of New York. We have made no investigation of such laws and do not express or imply any opinion on such laws.

          We have assumed that:

(i) each of the Underwriting Agreement, the Indenture, the First Supplemental Indenture, the Deposit Agreement and the Global Note will be executed and delivered in the form of the relevant draft referred to above;

(ii) insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(iii) all signatures on the executed documents which, or copies of which, we have examined are genuine;

(iv) each of the parties to the Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Deposit Agreement, other than the Company, is able lawfully to enter into and to perform such agreement;

(v) the execution and delivery of the Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Deposit Agreement have been duly by each of the parties thereto, other than the Company, and that such documents will be duly executed and delivered by such parties (other than the Company);

(vi) each of the parties to the Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Deposit Agreement who is carrying on, or purporting to carry on, investment business in the United Kingdom is an authorised person or an exempted person under the Financial Services Act 1986 (the "FSA");

(vii) the copy of the Memorandum and Articles of Association of the Company referred to above is true and up-to-date, and the resolution referred to above was duly passed in accordance with the Articles of Association of the Company;

(viii) the absence of any other arrangements between any of the parties to the Underwriting Agreement, the Indenture, the First Supplemental Indenture, the Deposit Agreement or the Senior Notes which modify or supersede any of their terms;

(ix) the certificate referred to in paragraph (h) above is true and accurate;

(x) all documents presented to us as originals are true and accurate and all documents submitted to us as copies conform with the originals; and

(xi) the terms of and documents relating to, the issue of the Senior Notes will be duly approved by the Finance Committee of the Board of Directors of the Company appointed pursuant to the resolution referred to in paragraph (b) above.

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To:       Southern Investments UK plc                        26th September 1996
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          On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that:

1. The Company is duly incorporated and validly existing as a public company with limited liability under the laws of England, and has the corporate power and authority under such laws to own, lease and operate its properties and conduct its business as described in the Registration Statement. We have on 18th September, 1996 made a search at the Companies Registry which revealed no order or resolution for the winding up of the Company and no notice of appointment of a receiver or administrator. However, the search would not reveal whether or not a winding up petition has been presented. Furthermore it is possible that notice of a winding up order made or resolution passed or a receiver or administrator appointed may not have been filed at the Companies Registry immediately. We have also on 19th September, 1996 made an inquiry of the Companies Court which has informed us that it has on its central index no record of the presentation of any winding up petition in respect of the Issuer. We are assuming that there has been no change in this position since the date on which the searches were made.

2. The Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Deposit Agreement have been duly authorised by the Company. There is no reason, so far as English law is concerned, why the Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Deposit Agreement should not, upon execution and delivery thereof, constitute legal, valid, binding and enforceable obligations of the Company. As used in this opinion, the term "enforceable" means that each obligation or document is of a type and form enforced by the English courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the English courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of the Limitation Act 1980 and other principles of law and equity of general application and all limitations resulting from the laws of bankruptcy, insolvency, liquidation or other laws affecting generally the enforcement of creditors' rights.

3.        The issue of the Senior Notes has been duly authorised by the Company.
          There is no reason, so far as English law is concerned, why the Global Note (when executed, authenticated and delivered in the manner described in the Indenture) should not constitute a legal, valid binding and enforceable obligation of the Company or why the Definitive Registered Notes (when executed, authenticated and delivered in the manner described in the Indenture) should not constitute valid evidence of enforceable obligations of the Company.

4. The statements in the Registration Statement under the heading "Certain Income Tax Considerations - UK Income Tax Considerations" insofar as such statements constitute summaries of certain UK tax laws and UK Inland Revenue practice, are correct in all material respects.

          This opinion is subject to the following:

(a) There could be circumstances in which an English court would not treat as conclusive those certificates and determinations which the Underwriting Agreement, the Indenture, the First Supplements Indenture, the Deposit Agreement and the Senior Notes state are to be so treated.

(b) Any provision in the Underwriting Agreement, the Indenture, the First Supplemental Indenture or the Deposit Agreement which involves an indemnity for the costs of litigation is subject to the discretion of the court to decide whether and to what extent a party to litigation should be awarded the costs incurred by it in connection with the litigation.

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To:       Southern Investments UK plc                        26th September 1996
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(c)       Any provision in any agreement which amounts to an undertaking to assume the liability on account of the absence of payment of stamp duty or an indemnity to pay stamp duty may be void.

(d) Any person who is not a party to an agreement may not be able to enforce any provisions of that agreement which are expressed to be for the benefit of that person.

(e) The Registration Statement has been issued by the Company who has accepted responsibility for the information contained therein. Save to the extent referred to in paragraph 4 above, we have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

(f) The effectiveness of terms exculpating a party from a liability or duty otherwise owed are limited by law.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings "Certain Income Tax Considerations - UK Income Tax Considerations" and "Legal Matters" in the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

          This opinion, which shall be construed in accordance with English law, is given to the Company in connection with the issue of the Senior Notes. You agree, by your acceptance of this opinion, that any proceedings which may be brought by you against us in relation to this opinion shall only be brought in the courts of England. You are requested not to give copies of this opinion to others without our prior written permission except as referred to above.

                                   Yours faithfully,



                                   ALLEN & OVERY

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